Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

CARECLOUD, INC.

CareCloud, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.	The name of the corporation is CareCloud, Inc.

2.	That an Eighth Amendment to Amended and Restated Certificate of Designations, Preferences and Rights of 11% Series A Cumulative Redeemable Perpetual Preferred Stock of CareCloud, Inc. was filed by the Secretary of State of Delaware on June 7, 2022 and that said Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Amendment is that the Amendment reflected an incorrect number of authorized shares of preferred stock due to a miscommunication error.

4.	The Amendment is hereby corrected such that the Amendment filed on June 7, 2022 shall be deemed null and void.

IN WITNESS HEREOF, said corporation has caused this certificate to be signed this 15th day of June, 2022.

By:	/s/ A. Hadi Chaudhry
Name:	A. Hadi Chaudhry
Title:	Chief Executive Officer